<SEQUENCE>1
<FILENAME>srtoq3030303gsg.txt
APRIL 2, 2003 - DAVID SCOTT KINCER

                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number: 3235-0104
                                                  Expires: January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3/A

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

    KINCER		DAVID			SCOTT
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   6330 McLEOD DRIVE, SUITE 1
--------------------------------------------------------------------------------
                                    (Street)

    LAS VEGAS			    NV				89120
--------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

    April 2, 2003
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

================================================================================
4. Issuer Name and Ticker or Trading Symbol

    Nutek, Inc.
    (NUTK)

================================================================================
5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

		CHIEF OPERATING OFFICER
      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)

  April 2003, this amendment cancels the previously filed Form 3.

================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person
   [   ] Form Filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                                Table I -- Non-Derivative Securities Beneficially Owned                                            |
====================================================================================================================================
                              |                                |                     |                                             |
                              |                                |                     |                                             |
                              |                                | 3. Ownership Form:  |                                             |
                              |       2. Amount of Securities  |    Direct (D) or    |                                             |
1. Title of Security          |          Beneficially Owned    |    Indirect (I)     | 4. Nature of Indirect Beneficial Ownership  |
   (Instr. 4)                 |          (Instr. 4)            |    (Instr. 5)       |    (Instr.5)                                |
------------------------------------------------------------------------------------------------------------------------------------
                              |                                |                     |                                             |
COMMON		              |        	       0               |           D         |                     N/A                     |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one  Reporting  Person,  see  Instruction
 5(b)(v).


FORM 3 (continued)

====================================================================================================================================
                                  Table II -- Derivative Securities Beneficially Owned                                             |
                             (e.g., puts, calls, warrants, options, convertible securities)                                        |
====================================================================================================================================
                        |                       |                                      |              |               |            |
                        |                       |                                      |              | 5. Owner-     |            |
                        |                       |   3. Title and Amount of Securities  |              |    ship       |            |
                        |                       |      Underlying Derivative Security  |              |    Form of    |            |
                        |2. Date Exercisable    |      (Instr. 4)                      |              |    Derivative |            |
                        |   and Expiration Date |   ---------------------------------  | 4. Conver-   |    Security:  |            |
                        |   (Month/Day/Year)    |                       |  Amount      |    sion or   |    Direct     |6.Nature of |
                        |---------------------- |                       |  or          |    Exercise  |    (D) or     |  Indirect  |
                        |Date      |Expira-     |                       |  Number      |    Price of  |    Indirect   |  Beneficial|
1. Title of Derivative  |Exer-     |tion        |                       |  of          |    Derivative|    (I)        |  Ownership |
   Security (Instr. 4)  |cisable   |Date        |   Title               |  Shares      |    Security  |    (Instr.5)  |  (Instr. 5)|
------------------------------------------------------------------------------------------------------------------------------------
         		|	   |		|			|	       |	      |		      |		   |
SERIES A PREFERRED	| 12/2001  |   N/A 	|  SERIES A PREFERRED   |  253,592     |$5.42 OR 100:1|    D	      |	   N/A 	   |
                        |          |            |                       |              |              |               |            |
====================================================================================================================================

Instruction 5(b)(v) list of other Reporting Persons:


Explanation of Responses:



**Signatures:

By:  s/ DAVID SCOTT KINCER
     -------------------------
     Name:  DAVID SCOTT KINCER
     Title: CHIEF OPERATING OFFICER


Date:  APRIL 2, 2003


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.